EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

ICT Group, Inc.

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-87912) and registration statements on Form S-8 (Nos. 333-32623, 333-56187, 333-55702, 333-97357 and 333-111531) of ICT Group, Inc. of our report dated February 9, 2004, with respect to the consolidated balance sheets of ICT Group, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended, and related financial statement schedule, which report appears in the December 31, 2003 annual report on Form 10-K of ICT Group, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 10, 2004